                                  EXHIBIT 99.2


         Contact: David Sklar                             Jeff Lloyd/Linda Press
                  Aames Financial Corporation             Sitrick and Company
                  (213) 210-5311                          (310) 788-2850



FOR IMMEDIATE RELEASE

                 AAMES TO RECEIVE $38 MILLION EQUITY INVESTMENT;
          ENTITIES CONTROLLED BY RONALD O. PERELMAN AND GERALD J. FORD
                   AGREE TO PURCHASE NEWLY-ISSUED COMMON STOCK

               AAMES AGREES TO SELL $277 MILLION OF LOANS FOR CASH


         LOS ANGELES, CALIFORNIA - MARCH 19, 1998 - AAMES FINANCIAL CORP. (NYSE:
AAM), today announced that entities controlled by Ronald O. Perelman of New York and Gerald J. Ford of Dallas have agreed to purchase a total of 2.78 million newly issued shares of Aames common stock at a purchase price of $13.7625 per share, totaling approximately $38 million, or 9.9 percent of Aames' outstanding shares. The purchase price represents the average of the closing sales price of Aames' common stock on the New York Stock Exchange for the 15 days prior to the day next preceding the signing of the purchase agreement. Mr. Ford and Howard Gittis, as nominee for Mr. Perelman, will be appointed to the Company's Board of Directors upon the closing of the transaction.

         Cary H. Thompson, Chief Executive Officer of Aames, said, "This agreement to purchase an equity investment not only represents a solid vote of confidence in our company and its future, but also provides a significant cash infusion that will enhance our strategic options and opportunities to build value for our shareholders. We look forward to working with our new investors."

         Neil Kornswiet, Co-chairman and President of Aames, added, "We look forward to augmenting our board with the depth of talent and financial acumen that Mr. Ford and Mr.
Gittis bring."

         Mr. Perelman and Mr. Ford jointly stated, "We are very positive about Aames and its management team, led by Mr. Thompson and Mr. Kornswiet. We regard this investment as a very attractive opportunity."

         Under terms of the purchase agreements, the Perelman and Ford entities will also receive warrants to purchase an aggregate additional 9.9 percent of Aames' outstanding shares. The exercise price of the warrants will be 125 percent of the original stock purchase price, subject to customary anti-dilution provisions, and will expire in three years. They will be exercisable only upon a change of control of Aames. The closing is expected to occur as soon as practicable after the requisite antitrust clearances are received, which is anticipated on or prior to April 30, 1998.

         Mr. Perelman is the Chairman and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a New York-based holding company with interests in consumer products, financial services and entertainment. Mr. Gittis is Vice-Chairman and Chief Administrative Officer of MacAndrews & Forbes.

         Mr. Ford is Chairman and Chief Executive Officer of California Federal Bank, the fourth largest thrift in the United States with over $30 billion in assets, a $61 billion mortgage-servicing portfolio and 225 branches.

         Aames also announced that it has entered into an agreement with an investment bank to sell approximately $277 million of subprime mortgage loans for cash on a servicing- released basis. During the current quarter, the Company will securitize approximately $300 million of our quarterly production.

         Mr. Kornswiet stated, "Aames is pleased that it has taken a significant step in implementing its business strategy of becoming cash flow positive by selling a significant portion of its loans for cash in the whole loan market."

         Mr. Thompson added, "The Company embarked on a business strategy in January to eventually permit it to operate on a positive cash flow basis by executing whole loan sales for cash and reducing our reliance on securitizations. The infusion of $38 million in new capital will allow us to enhance this strategy by providing the Company with a significant source of cash for expanding operations and additional flexibility in our loan dispositions between the whole loan and securitization markets."

         Aames Financial Corporation is a leading home equity lender, and currently operates 81 Aames Home Loan offices serving 31 states throughout the United States. Its wholly-owned subsidiary, One Stop Mortgage, Inc., currently operates 43 offices serving 42 states.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies, negative impact on cash flow, right to terminate mortgage servicing; prepayment, basis and credit risk; losses in securitization trusts, right to terminate mortgage servicing; risk of adverse changes in secondary market for mortgage loans; risks of contracted servicing; dependence on funding sources; capitalized interest-only strips, mortgage servicing rights; recent acquisition of One Stop; dependence on broker network; impact of increases in correspondent pricing; risks associated with high loan-to-value loan products; risks involved in commercial mortgage lending; competition; concentration of operations in California; timing of loan sales; year 2000 compliance; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7". "Management's Discussion and Analysis of Financial Condition and Results of Operations --Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1997, form 10-Q for the quarter ended September 30, 1997 and form 10-Q for the quarter ended December 31, 1997.

                                     # # #